SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                                Form 8-K

          Current Report Pursuant to Section 13 or 15 (d) of
                     The Securities Act of 1934

Date of Report (Date of earliest event reported)    January 21, 1999


                         COVEST BANCSHARES, INC.

                        --------------------------

        (Exact name of registrant as specified in its charter)

          DELAWARE              0-20160            36-3820609
          --------              -------            ----------

     (State or other       (Commission File         (I.R.S.
   Employer Jurisdiction    Number)                 Identification
   No.)                                             No.)


           749 Lee Street, Des Plaines, Illinois    60016
         --------------------------------------------------
        (address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (847) 294-6500







Item 5.  OTHER EVENTS

On Thursday, January 21, 1999, the Company issued a press release pertaining to net income for the quarter ended December 31, 1998. The text of the press release is attached hereto as Exhibit 99.1.






SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  January 21, 1999             COVEST BANCSHARES, INC.

                                     By:/s/ R. Kennedy Alger
                                         _______________________
                                         R. Kennedy Alger
                                         Executive Vice President

                                     By:/s/ Paul A. Larsen
                                         _______________________
                                         Paul A. Larsen
                                         Senior Vice President and
                                         Chief Financial Officer






Item 7.  EXHIBIT 99.1

CoVest Bancshares, Inc. Announces Fourth Quarter Results

DES PLAINES, IL January 21, 1999 - CoVest Bancshares, Inc. (Nasdaq/COVB), the holding company for CoVest Banc N.A., Des Plaines, Illinois, announced today results for the fourth quarter ended December 31, 1998. The net income totaled $989,000, or $0.24 (basic) and $0.23 (diluted) earnings per share, versus a net loss of $735,000 for the three months ended December 31, 1997, a loss per share of $0.17 (basic) and a loss of $0.17 (diluted) per share. The loss in the fourth quarter of 1997 was due to the Company providing an extra $2.4 million in loan loss provision. This provision was determined by the Company based on a reevaluation of its methodology in providing for possible loan losses, review of its loan mix, rescoring of the credit card portfolio, and historical loan loss experience.

Returns on average assets and average equity during the fourth quarter, 1998, were 0.71% and 8.44% respectively compared to -0.52% and -6.08% in 1997.

Net interest income increased by $111,000, or 3%, for the fourth quarter of 1998 compared to the fourth quarter of 1997. The Company's net interest rate spread and margin averaged 2.60% and 2.99% respectively during the fourth quarter of 1998, a 17 and 8 basis point increase from 2.43% and 2.91% respectively during the fourth quarter of 1997. This represented increases of 7% in interest rate spread and 3% in net interest margin growth.

Non interest income increased $633,000, or 74%, to $1,493,000 from the comparable quarter in 1997. The Company realized $672,000 in non-recurring income in the fourth quarter of 1998 from the sale of its credit card portfolio. During the fourth quarter of 1998, the Company recognized securities losses of $574,000 versus gains of $57,000 during the fourth quarter of 1997. In the fourth quarter of 1998, the funding source for the $50 million arbitrage (entered into during the fourth quarter of 1997) matured, which resulted in the Company liquidating the underlying securities. The sale of these securities resulted in $566,000 of the $574,000 securities loss for the quarter. This loss was partially offset by the recognition of $220,000 in pre-payment fees from the early payoff of commercial leases during the fourth quarter of 1998. Loan charges and servicing fees decreased by $38,000 as the volume of mortgage loans continued to decrease. Deposit related charges and fees exceeded the fourth quarter of 1997 by $23,000.

Non-interest expense increased $662,000, or 20%, for the fourth quarter of 1998 over the comparable quarter in 1997. Of this total, $137,000 in additional expense was related to the sale of the credit card portfolio. Commissions and employee sales incentives, mostly attributed to the mortgage center, grew to $212,000. There was no mortgage center operation until the first quarter of 1998. The remainder was primarily the result of increases in costs related to compensation and employee benefits.

The Company earned $3,871,000 for the twelve months ended December 31, 1998, versus $2,610,000 for the like period in 1997. This represented $0.92 (basic) and $0.87 (diluted) per share versus $0.61 (basic) and $0.58 (diluted) per share for the twelve months of 1997, an increase of over 50% on earnings per share from 1997.

The Company attributed the increase in annual net income of almost $1.3 million to a decrease of $2.5 million (pre-tax) in the provision for possible loan losses. This decrease was a result of the sale of the credit card portfolio. After the sale of the credit card portfolio, the $837,000 credit card reserve was reallocated to other loan types. Non-interest income, including the mortgage center, which was begun during the first quarter of 1998, totaled over $1.7 million at year-end. Loan charges and servicing fees increased by $44,000, and deposit related fees increased by 15% or $126,000. The Company recognized income of $672,000 from the sale of its credit card portfolio. This was more than offset by approximately $1.0 million dollars less in net security gains in 1998 as compared to 1997.

The Company's net interest rate spread and margin averaged 2.53% and 2.93% respectively during 1998, an 11 basis point increase in the net interest spread and 1 basis point decrease in the interest rate margin from 2.42% and 2.94% respectively during 1997. This represented an increase of 5% in interest rate spread.

Operating expenses grew 26% or $2.9 million. Mortgage center commissions and incentives totaled $600,000 for 1998 with no comparable expenses in 1997. The Company recognized $137,000 of additional expense related to the sale of the credit card portfolio. Salaries and benefits expense increased by over $1.8 million, or almost 35% for the year.
Most of this increase can be attributed to the beginning of a commercial loan function started in the third quarter of 1997 and to some fixed personnel costs associated with the mortgage center operation. In addition, a portion of the increase was due to expenses related to the departure of the Chief Executive Officer during the third quarter of 1998.

Returns on average assets and average equity for the year ended December 31, 1998, were 0.67% and 8.15% respectively compared to 0.48% and 5.40% in 1997.

At December 31, 1998, total non-performing assets amounted to $1.0 million, or 0.25% of net loans receivable compared to $1.3 million, or 0.35% in non-performing assets at December 31, 1997.

At December 31, 1998, the allowance for loan losses amounted to $4.3 million, or 433% of non-performing loans as compared to 305% coverage at December 31, 1997.

The Company's assets decreased 6% to $549 million as of December 31, 1998, from $583 million at December 31, 1997. This decrease was primarily due to a $50 million mortgage backed securities arbitrage, begun in late November 1997 using Federal Home Loan Bank borrowings, that matured in late 1998.

The composition of the loan portfolio continued to change and commercial loans represented 2%, commercial real estate loans represented 16%, multi-family loans represented 14%, construction loans represented 10%, and leases represented 9% as of year-end 1998. These loans represented 51% of total loans receivable, which was up from 23% at year-end 1997. As of December 31, 1998, the Bank had $16 million of approved and accepted commitments outstanding which should be funded in the next 90 days.

During 1998, residential mortgage loans decreased by $86 million, or over 36% of the December 31, 1997 outstanding balance, as borrowers took advantage of lower rates and refinanced their mortgages. The CoVest Banc mortgage centers in McHenry and Aurora, Illinois processed many of the refinanced mortgages, which were then sold on a service released basis to the investor market. About 700 loans were processed during 1998, representing almost $90 million in new investor loan fundings. The mortgage centers had over $4 million of loans held for sale at December 31, 1998.

Total deposits decreased 2% to $365 million from $ 372 million at December 31, 1997.

Stockholders' equity totaled $47 million at December 31, 1998. The number of common shares outstanding was 4,210,615 and the book value per common share outstanding was $11.15. The Company completed its latest stock repurchase program on December 29, 1998.

The Company operates full-service offices in Arlington Heights, Des Plaines and Schaumburg, and loan production offices in Aurora and McHenry, Illinois.




COVEST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(financials in thousands, except per share)

                                        12/31/98    12/31/97    Change

Selected Financial Condition Data:	 (unaudited)

TOTAL ASSETS                            $548,697    $582,722       -6%
     Investment Securities                88,017     164,172      -46%
     Loans Receivable, net               402,329     377,509        7%
     Deposits                            364,535     371,752       -2%
     Stockholders' Equity                 46,951      48,294       -3%

Selected Asset Quality Ratios:
     Total non-performing loans              996       1,304      -24%
     Non-performing loans to Loans
           Receivable, Net                  0.25%       0.35%     -28%
     Total non-performing assets             996       1,306      -24%
     Non-performing assets to
           Total Assets                     0.18%       0.22%     -19%
     Total Allowance for Loan Losses       4,312       3,977        8%
     Allowance for Loan Losses to
          non-performing loans              4.33x       3.05x      42%


Twelve Months Ended December 31	            1998        1997
Selected Income Data:	 (unaudited)
     Net Interest Income                $ 16,204    $ 15,450        5%
     Provision for loan losses             1,567       4,072      -62%
     Net Interest Income after
          provision for loan losses    	  14,637      11,378       29%
     Non-interest income                   5,579       3,672       52%
     Non-interest expense                 14,245      11,305       26%
     Income before income taxes	           5,971       3,745       59%
     Income tax expense                    2,100       1,135       85%
     Net income                           $3,871      $2,610       48%
     Earnings per share:
          Basic                            $0.92       $0.61       51%
          Diluted                          $0.87       $0.58       50%
     Selected Operating Ratios:
          Return on Average Assets          0.67%       0.48%      40%
          Return on Average Equity          8.15%       5.40%      51%
          Operating expenses to
               average assets               2.48%       2.08%      19%
          Net interest rate spread          2.53%       2.42%       5%
          Net interest rate margin          2.93%       2.94%       0%



Three Months Ended December 31              1998        1997
Selected Income Data:                 (unaudited) (unaudited)
     Net Interest Income                  $4,012      $3,901        3%
     Provision for loan losses                 0      -2,889     -100%
     Net Interest Income after
          provision for loan losses        4,012       1,012      296%
     Non-interest income                   1,493         860       74%
     Non-interest expense                  3,910       3,248       20%
     Income before income taxes            1,595      (1,376)     216%
     Income tax expense                      606        (641)     195%
     Net income                              989        (735)     235%
     Earnings per share:
          Basic                            $0.24      ($0.17)     239%
          Diluted                          $0.23      ($0.17)     235%
     Selected Operating Ratios:
          Return on Average Assets          0.71%      -0.52%     235%
          Return on Average Equity          8.44%      -6.08%     239%
          Operating expenses to
               average assets               2.80%       2.32%      21%
          Net interest rate spread          2.60%       2.43%       7%
          Net interest rate margin          2.99%       2.91%       3%